Exhibit 99.1

News from The Chubb Corporation

The Chubb Corporation
15 Mountain View Road • P.O. Box 1615
Warren, New Jersey 07061-1615
Telephone: 908-903-2000
FOR IMMEDIATE RELEASE
Chubb Reports Third Quarter Net Income per Share of $1.43;
Operating Income per Share Increases to $1.37;
Combined Ratio Improves to 85.5%;
2006 Operating Income per Share Guidance Is Raised to Range of $5.40 to $5.50
     WARREN, New Jersey, October 26, 2006 — The Chubb Corporation [NYSE: CB] today reported that net income in the third quarter of 2006 was $604 million, or $1.43 per share, compared to $246 million, or $0.60 per share, in the third quarter of 2005.
     Operating income, which the company defines as net income excluding after-tax realized investment gains and losses, increased to $579 million, or $1.37 per share, from $183 million, or $0.45 per share, in the third quarter of 2005.
     Last year, Chubb’s results for the third quarter were adversely affected by pre-tax costs of $511 million, or $0.81 per share after-tax, related to Hurricane Katrina. This amount included estimated net losses of $415 million, net reinsurance reinstatement premium costs of $51 million and a $45 million charge representing Chubb’s share of the Katrina losses estimated by Allied World Assurance Company, Ltd.
     The third quarter combined loss and expense ratio improved to 85.5% in 2006 from 102.2% in 2005. The impact of catastrophes in the third quarter accounted for 1.5 percentage points of the combined ratio in 2006 and 17.0 points in 2005. Excluding the impact of catastrophes, the third quarter combined ratio improved to 84.0% in 2006 from 85.2% in 2005. The expense ratio for the third quarter was 28.6% in 2006 and 27.8% in 2005.
     In the third quarter of 2006, net written premiums for the insurance business increased 5% to $2.9 billion. Excluding the impact of net reinsurance reinstatement premium costs related to Katrina, net written premiums for the insurance business increased 2%.

     Net written premiums for the reinsurance assumed business declined 66% in the third quarter. Excluding reinstatement premium revenues related to Katrina, net written premiums for the reinsurance business declined 57%, reflecting the impact of the Chubb Re-Harbor Point transaction completed in December 2005.
     Total net written premiums for the insurance and reinsurance businesses declined 1% to $3.0 billion in the third quarter. Excluding the impact of Katrina-related reinstatement premiums, total net written premiums declined 2%.
     Property and casualty investment income after taxes for the third quarter increased 10% to $295 million in 2006 from $267 million in 2005.
     During the third quarter of 2006, Chubb repurchased 12.8 million shares of its common stock at a total cost of $636 million.
     “Chubb’s third quarter results were driven by outstanding profit contributions from all three of our insurance business units, including continued improvement in the Professional Liability segment of Chubb Specialty Insurance,” said John D. Finnegan, Chairman, President and Chief Executive Officer.
     “Based on our favorable outlook for the fourth quarter and the benign hurricane season so far, we are updating our 2006 calendar year operating income per share guidance from the $4.90 to $5.10 range we provided in July to a new range of $5.40 to $5.50,” said Mr. Finnegan. “This revised guidance assumes two percentage points of catastrophe losses in the fourth quarter, which would result in 1.6 percentage points of catastrophe losses for the full year, compared to the catastrophe assumption of 4 percentage points for 2006 included in our July guidance.”
Nine Month Results
     For the first nine months of 2006, net income was $1.9 billion, or $4.43 per share, compared with $1.2 billion, or $3.00 per share, for the first nine months of 2005. Operating income for the first nine months of 2006 totaled $1.8 billion, or a record $4.14 per share, compared with $1.1 billion, or $2.69 per share, for the first nine months of 2005.
     The combined ratio for the first nine months improved to 84.5% in 2006 from 93.3% in 2005. The impact of catastrophes in the first nine months accounted for 1.4 percentage points of the combined ratio in 2006 and 6.1 points in 2005. Excluding the impact of catastrophes, the nine-month combined ratio improved to 83.1% in 2006 from 87.2% in 2005. The expense ratio for the first nine months was 28.7% in 2006 and 28.2% in 2005.

     For the first nine months of 2006, net written premiums for the insurance business grew 2% to $8.7 billion. Net written premiums for the reinsurance assumed business declined 54%. Total net written premiums declined 2% to $9.0 billion. Excluding the impact of net reinsurance reinstatement premiums related to Katrina, net written premiums increased 1% for the insurance business, declined 51% for the reinsurance assumed business and declined 3% in total.
     Property and casualty investment income after taxes increased 11% to $862 million in the first nine months of 2006 from $780 million in the corresponding period a year earlier.
     During the first nine months of 2006, Chubb repurchased 23.8 million shares of its common stock at a total cost of $1.2 billion.
Third Quarter Operations Review
     Chubb Personal Insurance (CPI) net written premiums grew 6% in the third quarter of 2006 to $913 million. Excluding the impact of reinsurance reinstatement premium costs related to Katrina, premiums grew 4%. CPI’s combined ratio was 84.1%, compared to 94.3% in the third quarter of 2005. The impact of catastrophes in the third quarter accounted for 4.1 percentage points of the combined ratio in 2006, compared with 15.4 points in 2005. Excluding the impact of catastrophes in both years, the third quarter combined ratio was 80.0% in 2006 and 78.9% in 2005.
     The Homeowners line grew 8% (5% excluding the impact of Katrina-related reinsurance reinstatement premiums), and the combined ratio was 76.6%. The Personal Automobile line grew 3% and had a combined ratio of 93.1%, while Other Personal Lines grew 2% and had a combined ratio of 102.8%.
     Chubb Commercial Insurance (CCI) net written premiums for the third quarter of 2006 increased 10% to $1.2 billion. Excluding the impact of reinsurance reinstatement premium costs related to Katrina, premiums grew 3%. CCI’s combined ratio was 85.4%, including 0.7 percentage points of catastrophe losses. In the third quarter of 2005, CCI’s combined ratio was 112.8%, including 29.7 percentage points from the impact of catastrophes. Excluding the impact of catastrophes, CCI’s third quarter combined ratio was 84.7% in 2006 and 83.1% in 2005.
     Average renewal rates in the U.S. were down 1% for CCI, which retained 84% of the U.S. premiums that came up for renewal. The ratio of new to lost business was 1 to 1 in the U.S.

     Chubb Specialty Insurance (CSI) net written premiums for the third quarter of 2006 declined 3% to $748 million. The combined ratio was 86.4%, compared to 93.8% in the third quarter of 2005.
     Professional Liability (PL) net written premiums were down 4%, mostly as a result of the company’s exit from the hospital medical malpractice and managed care errors & omissions businesses. PL had a combined ratio of 91.0%. In the U.S., average renewal rates for PL were down 1%, renewal retention was 88% and the ratio of new to lost business was 1.5 to 1.
     Surety net written premiums in the third quarter were up 5%. Surety’s combined ratio was 39.5%.
Webcast Conference Call to be Held Today at 5:00 P.M.
     Chubb’s senior management will discuss the company’s third quarter performance with investors and analysts today, October 26th, at 5:00 P.M. Eastern Daylight Time. The conference call will be webcast live on the Internet at www.chubb.com and archived later in the day for replay. The company has posted its Supplementary Investor Information Report at http://www.chubb.com.
     All financial results in this release and attachments are unaudited.
About Chubb
     Founded in 1882, the Chubb Group of Insurance Companies provide property and casualty insurance for personal and commercial customers worldwide through 8,000 independent agents and brokers. Chubb’s global network includes branches and affiliates in North America, Europe, Latin America, Asia and Australia.

For further information contact:	Investors:	Glenn A. Montgomery
(908) 903-2365
	Media:	Mark E. Greenberg
(908) 903-2682

Definitions of Key Terms
Operating Income
Operating income, a non-GAAP financial measure, is net income excluding after-tax realized investment gains and losses. Management uses operating income, among other measures, to evaluate its performance because the realization of investment gains and losses in any given period is largely discretionary as to timing and can fluctuate significantly, which could distort the analysis of trends.
Underwriting Income (Loss)
Management evaluates underwriting results separately from investment results. The underwriting operations consist of four separate business units: personal insurance, commercial insurance, specialty insurance and reinsurance assumed. Performance of the business units is measured based on statutory underwriting results. Statutory accounting principles applicable to property and casualty insurance companies differ in certain respects from generally accepted accounting principles (GAAP). Under statutory accounting principles, policy acquisition and other underwriting expenses are recognized immediately, not at the time premiums are earned. Statutory underwriting income (loss) is arrived at by reducing premiums earned by losses and loss expenses incurred and statutory underwriting expenses incurred.
Management uses underwriting results determined in accordance with GAAP, among other measures, to assess the overall performance of the underwriting operations. To convert statutory underwriting results to a GAAP basis, policy acquisition expenses are deferred and amortized over the period in which the related premiums are earned. Underwriting income (loss) determined in accordance with GAAP is defined as premiums earned less losses and loss expenses incurred and GAAP underwriting expenses incurred.
Property and Casualty Investment Income After Income Tax
Management uses property and casualty investment income after income tax, a non-GAAP financial measure, to evaluate its investment performance because it reflects the impact of any change in the proportion of the investment portfolio invested in tax-exempt securities and is therefore more meaningful for analysis purposes than investment income before income tax.
Book Value per Common Share with Available-for-Sale Fixed Maturities at Amortized Cost
Book value per common share represents the portion of consolidated shareholders’ equity attributable to one share of common stock outstanding as of the balance sheet date. Consolidated shareholders’ equity includes, as part of accumulated other comprehensive income, the after-tax appreciation or depreciation on the Corporation’s available-for-sale fixed maturities, which are carried at market value. The appreciation or depreciation on available-for-sale fixed maturities is subject to fluctuation due to changes in interest rates and therefore could distort the analysis of trends. Management believes that book value per common share with available-for-sale fixed maturities at amortized cost, a non-GAAP financial measure, is an important measure of the underlying equity attributable to one share of common stock.
Combined Loss and Expense Ratio or Combined Ratio
The combined loss and expense ratio, expressed as a percentage, is the key measure of underwriting profitability. Management uses the combined loss and expense ratio calculated in accordance with statutory accounting principles applicable to property and casualty insurance companies to evaluate the performance of the underwriting operations. It is the sum of the ratio of losses and loss expenses to premiums earned (loss ratio) plus the ratio of statutory underwriting expenses to premiums written (expense ratio) after reducing both premium amounts by dividends to policyholders.

FORWARD-LOOKING INFORMATION
     Certain statements in this document are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements are made pursuant to the safe harbor provisions of the PSLRA and include statements regarding estimates of losses related to Hurricane Katrina and management’s 2006 operating income per share guidance and related assumptions. Forward-looking statements are made based upon management’s current expectations and beliefs concerning trends and future developments and their potential effects on us. These statements are not guarantees of future performance. Actual results may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties, which include, among others, those discussed or identified from time to time in our public filings with the Securities and Exchange Commission and those associated with:
•	global political conditions and the occurrence of terrorist attacks, including any nuclear, biological, chemical or radiological events;

•	the effects of the outbreak or escalation of war or hostilities;

•	premium pricing and profitability or growth estimates overall or by lines of business or geographic area, and related expectations with respect to the timing and terms of any required regulatory approvals;

•	adverse changes in loss cost trends;

•	the ability to retain existing business;

•	our expectations with respect to cash flow projections and investment income and with respect to other income;

•	the adequacy of loss reserves, including:
-	our expectations relating to reinsurance recoverables;

-	the willingness of parties, including us, to settle disputes;

-	developments in judicial decisions or regulatory or legislative actions relating to coverage and liability, in particular, for asbestos, toxic waste and other mass tort claims;

-	development of new theories of liability;

-	our estimates relating to ultimate asbestos liabilities;

-	the impact from the bankruptcy protection sought by various asbestos producers and other related businesses;

-	the effects of proposed asbestos liability legislation, including the impact of claims patterns arising from the possibility of legislation and those that may arise if legislation is not passed;
•	the availability and cost of reinsurance coverage;

•	the occurrence of significant weather-related or other natural or human-made disasters, particularly in locations where we have concentrations of risk;

•	the impact of economic factors on companies on whose behalf we have issued surety bonds, and in particular, on those companies that have filed for bankruptcy or otherwise experienced deterioration in creditworthiness;

•	the effects of disclosures by, and investigations of, public companies relating to possible accounting irregularities, practices in the financial services industry and other corporate governance issues, including:
-	claims and litigation arising out of stock option “backdating,” “spring loading” and other option grant practices by public companies;

-	the effects on the capital markets and the markets for directors and officers and errors and omissions insurance;

-	claims and litigation arising out of actual or alleged accounting or other corporate malfeasance by other companies;

-	claims and litigation arising out of practices in the financial services industry;

-	legislative or regulatory proposals or changes;
•	the effects of investigations into market practices, in particular contingent commissions and loss mitigation and finite reinsurance arrangements, in the property and casualty insurance industry together with any legal or regulatory proceedings, related settlements and industry reform or other changes with respect to contingent commissions or otherwise arising therefrom;

•	the impact of legislative and regulatory developments on our business, including those relating to terrorism and large-scale catastrophes;

•	any downgrade in our claims-paying, financial strength or other credit ratings;

•	the ability of our subsidiaries to pay us dividends;

•	general economic and market conditions including:
-	changes in interest rates, market credit spreads and the performance of the financial markets;

-	the effects of inflation;

-	changes in domestic and foreign laws, regulations and taxes;

-	changes in competition and pricing environments;

-	regional or general changes in asset valuations;

-	the inability to reinsure certain risks economically;

-	changes in the litigation environment; and
•	our ability to implement management’s strategic plans and initiatives.
          The Corporation assumes no obligation to update any forward-looking information set forth in this document, which speak as of the date hereof.

THE CHUBB CORPORATION
SUPPLEMENTARY FINANCIAL DATA
(Unaudited)

	Periods Ended September 30
	Third Quarter		Nine Months
	2006	2005	2006	2005
	(in millions)
PROPERTY AND CASUALTY INSURANCE
Underwriting
Net Premiums Written	$2,994	$3,017	$9,000	$9,186
Decrease (Increase) in Unearned Premiums	(20)	26	(37)	(89)

Premiums Earned	2,974	3,043	8,963	9,097

Losses and Loss Expenses	1,687	2,260	4,984	5,914
Operating Costs and Expenses	854	836	2,580	2,584
Increase in Deferred Policy Acquisition Costs	(11)	(1)	(40)	(10)
Dividends to Policyholders	8	7	23	19

Underwriting Income (Loss)	436	(59)	1,416	590

Investments
Investment Income Before Expenses	375	340	1,100	993
Investment Expenses	5	6	24	21

Investment Income	370	334	1,076	972

Other Income (Charges)	—	(1)	6	(3)

Property and Casualty Income	806	274	2,498	1,559

CORPORATE AND OTHER	(13)	(69)	(67)	(156)

CONSOLIDATED OPERATING INCOME BEFORE INCOME TAX	793	205	2,431	1,403

Federal and Foreign Income Tax	214	22	678	318

CONSOLIDATED OPERATING INCOME	579	183	1,753	1,085

REALIZED INVESTMENT GAINS AFTER INCOME TAX	25	63	121	126

CONSOLIDATED NET INCOME	$604	$246	$1,874	$1,211

PROPERTY AND CASUALTY INVESTMENT INCOME AFTER INCOME TAX	$295	$267	$862	$780

	Periods Ended September 30
	Third Quarter		Nine Months
	2006	2005	2006	2005
OUTSTANDING SHARE DATA
(in millions)
Average Common and Potentially Dilutive Shares	421.4	410.7	423.2	404.0
Actual Common Shares at End of Period	411.6	399.8	411.6	399.8

DILUTED EARNINGS PER SHARE DATA
Operating Income	$1.37	$.45	$4.14	$2.69
Realized Investment Gains	.06	.15	.29	.31

Net Income	$1.43	$.60	$4.43	$3.00

Effect of Catastrophes (excluding investment in Allied World Assurance Company, Ltd.)
Hurricane Katrina	$.01	$(.74)	$.05	$(.75)
All Other	(.08)	(.09)	(.24)	(.16)

Total	$(.07)	$(.83)	$(.19)	$(.91)

	Sept. 30	Dec. 31	Sept. 30
	2006	2005	2005
BOOK VALUE PER COMMON SHARE	$32.95	$29.67	$28.29

BOOK VALUE PER COMMON SHARE, with Available-for-Sale Fixed Maturities at Amortized Cost	32.53	29.12	27.52
Share and per share amounts have been retroactively adjusted to reflect the two- for-one stock split effective March 31, 2006.

PROPERTY AND CASUALTY UNDERWRITING RATIOS
PERIODS ENDED SEPTEMBER 30

	Third Quarter		Nine Months
	2006	2005	2006	2005
Losses and Loss Expenses to Premiums Earned	56.9%	74.4%	55.8%	65.1%
Underwriting Expenses to Premiums Written	28.6	27.8	28.7	28.2

Combined Loss and Expense Ratio	85.5%	102.2%	84.5%	93.3%

Effect of Catastrophes on Combined Loss and Expense Ratio
Hurricane Katrina	(.2)%	15.1%	(.3)%	5.0%
All Other	1.7	1.9	1.7	1.1

Total	1.5%	17.0%	1.4%	6.1%

PROPERTY AND CASUALTY LOSSES AND LOSS EXPENSES COMPONENTS
PERIODS ENDED SEPTEMBER 30

	Third Quarter		Nine Months
	2006	2005	2006	2005
	(in millions)
Paid Losses and Loss Expenses	$1,363	$1,286	$3,939	$4,154
Increase in Unpaid Losses and Loss Expenses	324	974	1,045	1,760

Total Losses and Loss Expenses	$1,687	$2,260	$4,984	$5,914

The increase in unpaid losses and loss expenses for both the third quarter and the first nine months of 2005 includes $413 million related to Hurricane Katrina.

PROPERTY AND CASUALTY PRODUCT MIX
NINE MONTHS ENDED SEPTEMBER 30

	Net Premiums Written
			% Increase (Decrease)
				Excluding
				Hurricane
				Katrina	Combined Loss and
				Reinstatement	Expense Ratios
	2006	2005	Total	Premiums	2006	2005
	(in millions)
Personal Insurance
Automobile	$511	$486	5%	5%	89.6%	97.7%
Homeowners	1,706	1,584	8	6	74.3	81.5
Other	422	417	1	1	95.3	91.9

Total Personal	2,639	2,487	6	5	80.8	86.5

Commercial Insurance
Multiple Peril	968	935	4	2	77.5	89.4
Casualty	1,303	1,321	(1)	(1)	94.7	97.1
Workers’ Compensation	694	726	(4)	(4)	81.3	84.6
Property and Marine	898	778	15	4	73.6	104.2

Total Commercial	3,863	3,760	3	—	83.2	94.2

Specialty Insurance
Professional Liability	1,942	2,035	(5)	(5)	92.8	100.7
Surety	225	178	26	26	45.1	_73.0

Total Specialty	2,167	2,213	(2)	(2)	88.7	_98.9

Total Insurance	8,669	8,460	2	1	84.0	93.2

Reinsurance Assumed	331	726	(54)	(51)	98.5	94.8

Total	$9,000	$9,186	(2)	(3)	84.5%	93.3%

For the nine months ended September 30, 2006, property and marine net premiums written benefited from a $20 million reduction in reinsurance reinstatement premium costs related to Hurricane Katrina.
For the nine months ended September 30, 2005, net premiums written for the insurance business reflected reinsurance reinstatement premium costs of $102 million ($18 million homeowners, $14 million commercial multiple peril and $70 million property and marine) related to Hurricane Katrina. For the same period, reinsurance assumed net premiums written included net reinstatement premium revenue of $51 million related to Hurricane Katrina.

PROPERTY AND CASUALTY PRODUCT MIX
QUARTERS ENDED SEPTEMBER 30

	Net Premiums Written
			% Increase (Decrease)
				Excluding
				Hurricane
				Katrina	Combined Loss and
				Reinstatement	Expense Ratios
	2006	2005	Total	Premiums	2006	2005
	(in millions)
Personal Insurance
Automobile	$174	$169	3%	3%	93.1%	102.4%
Homeowners	609	564	8	5	76.6	90.6
Other	130	127	2	2	102.8	97.9

Total Personal	913	860	6	4	84.1	94.3

Commercial Insurance
Multiple Peril	323	294	10	5	81.9	103.3
Casualty	408	411	(1)	(1)	97.3	96.7
Workers’ Compensation	222	230	(3)	(3)	81.2	84.1
Property and Marine	291	192	52	11	74.3	192.0

Total Commercial	1,244	1,127	10	3	85.4	112.8

Specialty Insurance
Professional Liability	671	698	(4)	(4)	91.0	99.1
Surety	77	73	5	5	39.5	30.1

Total Specialty	748	771	(3)	(3)	86.4	93.8

Total Insurance	2,905	2,758	5	2	85.3	102.1

Reinsurance Assumed	89	259	(66)	(57)	94.3	103.3

Total	$2,994	$3,017	(1)	(2)	85.5%	102.2%

For the quarter ended September 30, 2005, net premiums written for the insurance business reflected reinsurance reinstatement premium costs of $102 million ($18 million homeowners, $14 million commercial multiple peril and $70 million property and marine) related to Hurricane Katrina. For the same period, reinsurance assumed net premiums written included net reinstatement premium revenue of $51 million related to Hurricane Katrina.